EXHIBIT 10.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Omega Protein Corporation (the “Company”) and Joseph L. von Rosenberg III (the “Executive”) entered into the Amended and Restated Executive Employment Agreement (the “Agreement”) December 31, 2007; and

WHEREAS, the Company and Executive desire to amend the Agreement in order to satisfy certain additional requirements of Section 409A of the Internal Revenue Code of 1986 as amended and the rules, regulations and notices thereunder (the “Code”);

NOW, THEREFORE, for consideration of mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. The definition of Date of Termination in Section 1 shall be amended to add the following at the end thereof: “In addition, for the purposes of Code Section 409A, with respect to any amounts that are deferred compensation subject to or to the extent necessary to be exempt from Code Section 409A, the Date of Termination shall mean the Employee’s termination that is a “Separation from Service” within the meaning of Code Section 409A.”

2. The provisions of Section 6.3(ii) are deleted in their entirety and the following inserted “[This Section 6.3(ii) is intentionally omitted.].”

3. Section 7 is amended to substitute the number “3” for the number “15.”

4. The following shall be added at the end of Section 11.4: “The amount of expenses to be reimbursed to Executive pursuant to this Section 11.4, that are not due to tax audit or litigation which are subject to Section 11.5, shall be made promptly after they are incurred and, to the extent necessary, after reasonable written documentation is provided (for Executive’s lifetime), but no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The amount of such expenses eligible for payment or reimbursement during one calendar year shall not affect the amount of expenses eligible for payment or reimbursement in another calendar year and Executive’s right to payment or reimbursement for such expenses shall not be subject to liquidation or exchange for any other benefit.”

5. Section 11.5 shall be revised in its entirety to provide as follows: “Notwithstanding anything to the contrary in the foregoing provisions of this Section 11, in no event shall payment of any additional compensation payments described in Section 11.1 be made later than December 31 of the year next following the year in which the excise tax (and any interest, penalties or other excise tax thereon) are remitted to the taxing authority. Reimbursement of any costs or expenses incurred by the Executive due to a tax audit or litigation described in this Section 11 shall be made by December 31 of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by December 31 of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The Executive’s right to payment or reimbursement pursuant to this Section 11 shall not be subject to liquidation or exchange for any other benefit.”

6. Section 13.9 is revised to remove the reference to “Right of Offset” in the heading and to remove item (c) of Section 13.9.

7. Items (a) and (d) in the second paragraph of Section 13.11 shall be revised in their entirety to read as follows: “(a) all expenses that are taxable and includable in income to be paid under this Section 13.11 shall only be payable if such expenses are incurred during the 15 year period commencing on the earlier of the Date of Termination or the date of a Change in Control;” “(d) payments for such expenses will be made in cash within 30 days after the expenses are incurred and reasonable documentation is provided but in no event later than the end of Executive’s taxable year following the Executive’s taxable year in which the expenses were incurred; and”

8. The provisions in Section 13.15 are deleted in their entirety and the following shall be inserted “[This Section 13.15 is intentionally omitted.].”

9. Section 13.17 shall be revised to add the following at the beginning: “This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder.”

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement effective as of December 3, 2008.

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
John D. Held Executive Vice President and General Counsel

Date:	December 3, 2008

“EXECUTIVE”

By:	/s/ Joseph L. von Rosenberg III
Joseph L. von Rosenberg III

Date:	December 3, 2008